Exhibit 23.1

JPS INDUSTRIES, INC.

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-69078) of JPS Industries, Inc. of our report dated December 18, 2002, except for Note 8, as to which the date is January 29, 2003, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
Spartanburg, SC
January 29, 2003